UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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InterMune, Inc.

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Supplemental Information Regarding Proposal 1-Election of Directors and Proposal 4-Advisory Vote on

Compensation (“Say-on-Pay”)

The following information may be used by InterMune, Inc. (the “Company,” “we,” “us” or “our”) and its proxy solicitor, Georgeson Inc., to communicate with certain stockholders. This information supplements information contained in the Company’s definitive proxy statement dated April 30, 2012, which we refer to as our proxy statement.

InterMune Stockholders:

Proposal 1—Election of Directors

At the Company’s Annual Meeting on June 4, 2012 (“Annual Meeting”), you will be asked to cast a vote to elect the following three nominees for director to hold office until the 2015 annual meeting of stockholders or until a successor is elected: Messrs. Lars G. Ekman, M.D., Ph.D., Jonathan S. Leff and Angus C. Russell. Our Board of Directors (our “Board”) has recommended that you vote FOR the election of each of these three nominees. ISS Proxy Advisory Services (“ISS”) has recommended that their clients WITHHOLD a vote from Mr. Russell, because Mr. Russell attended fewer than 75% of the total number of meetings of the Board held during the period that he served as a member of the Board in 2011.

We would like to clarify that Mr. Russell was appointed to the Board in October 2011, and only two meetings of the Board were held in 2011 after his appointment. Mr. Russell attended one meeting but was unable to attend the other meeting due to a conflicting obligation that was scheduled before he was appointed to the Board. Mr. Russell fully informed the Board of this commitment prior to his appointment, and we do not believe his attendance record over a span of two meetings is an adequate measure of the level of his engagement with our Company. Mr. Russell did not serve on any committees of the Board in 2011. We encourage ISS to reverse its recommendation or, in the event ISS will not reverse its recommendation, that our stockholders disregard the recommendation and provide Mr. Russell adequate time to establish a full record of attendance and engagement on our Board.

IN LIGHT OF THE FOREGOING AND FOR THE OTHER REASONS STATED IN OUR PROXY STATEMENT, WE BELIEVE THAT A VOTE ELECTING EACH OF MESSRS. LARS G. EKMAN, M.D., PH.D., JONATHAN S. LEFF AND ANGUS C. RUSSELL IS WARRANTED. ACCORDINGLY, WE URGE YOU TO VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR (PROPOSAL 1).

Proposal 4—Advisory Vote on Compensation (“Say-on-Pay”)

At the Annual Meeting, you will also be asked to cast an advisory vote to approve the compensation of our named executive officers (our “Say-on-Pay” proposal). Our Board of Directors has recommended that you vote FOR the approval of our Say-on-Pay proposal. ISS has recommended that their clients vote against our Say-on-Pay proposal. We believe its analysis is inappropriate in several key respects and that our stockholders should disregard their recommendation and vote to support our Say-on-Pay proposal for the following reasons (each as discussed in detail below):

1.	Our CEO’s realizable pay is closely aligned with Company performance.

When the compensation of our CEO is examined on a realizable basis, it is not only considerably lower than his reported compensation, but also appropriately linked to Company performance.

Approximately 71% of our CEO’s 2011 total compensation, as reported by ISS, is attributable to grants of stock options and restricted stock. ISS treats these grants as risk-free compensation, when in fact these awards are subject to four-year vesting schedules and will not provide actual realizable compensation to Mr. Welch unless he continues to serve as our CEO through this vesting period and, in the case of the stock options, the share price exceeds the strike price of the options granted. As we disclosed in our proxy statement, the realizable value of Mr. Welch’s option and restricted stock grants can be, and currently are, much lower than the reported value. The realizable value of Mr. Welch’s 2011 option and restricted stock grants at

December 31, 2011 was $403,000 (only 10% of the grant date fair value for the grants assigned by ISS). In fact, the realizable value of all of the options held by Mr. Welch was approximately $1.5 million, in the aggregate, as of December 31, 2011. Additionally, the realizable value of Mr. Welch’s total equity holdings (including options, restricted stock awards and all outstanding common stock) declined by approximately $23.4 million during 2011 to approximately $8.8 million (after giving effect to gains on sales during 2011). This substantial decline in the realizable value of Mr. Welch’s equity compensation and holdings demonstrates the strong link between Mr. Welch’s compensation and our stock value.

2.	Our stock price is volatile and point-in-time comparisons of our stock price are poor indicators of our performance.

The Company’s recent stock price has been subject to extreme volatility primarily as a result of our significant dependence on the success of a single product, Esbriet (pirfenidone). In particular, a series of events during 2010 and 2011 relating to our approval and commercialization efforts for Esbriet in various countries caused significant fluctuations in our stock price. For example, our stock price increased in excess of 150% in December 2010 when the Committee for Medicinal Products for Human Use of the European Medicines Agency adopted a positive opinion recommending the granting of our Marketing Authorisation Application for Esbriet (pirfenidone) in adults for the treatment of mild to moderate idiopathic pulmonary fibrosis (IPF). Whereas, shortly following Germany’s Institute for Quality and Efficiency in Health Care’s benefit assessment of Esbriet, published on December 15, 2011, our stock price dropped by approximately 40%. This drop has substantially impacted calculations of our Total Stockholder Return (TSR) for periods ending on December 31, 2011. As such, point in time comparisons of our stock performance are poor indicators of our overall performance.

Because of the volatility in our stock price and the significant increase in our stock price in December of 2010 and the decline in our stock price in December 2011, ISS’ quantitative Pay-TSR methodology does not appropriately measure our pay-for-performance alignment. ISS’ relative Pay-TSR methodology compares our performance rank, measured by one- and three-year TSR performance through December 31, 2011, to our CEO pay rank, which includes the CEO’s cash compensation plus the grant date fair value of his equity awards. A problem arises when a company, such as us, experiences a significant decrease in its stock value after the issuance of the CEO’s equity grant, since the decrease in value will harm the company’s TSR ranking, but the equity award will continue to be valued by ISS at the (higher) value of the stock on the date of grant. In our case, ISS ranks our stock price performance based on our 2011 fiscal-year-end closing price of $12.60, but ranks the CEO’s pay based on stock and options awarded when the stock was $39.46 per share. This causes ISS to rank our CEO’s pay towards the top of the comparator group, in spite of the fact that his 2011 equity awards were significantly less valuable at fiscal-year-end than they were at the time of grant. In fact, the realizable value of Mr. Welch’s 2011 option and restricted stock grants at December 31, 2011 was only 10% of the grant date fair value used by ISS to determine his pay for 2011 (and his total 2011 realizable pay was $2.0 million, not the $5.7 million used by ISS).

ISS’ statements that our CEO’s pay opportunity has increased by 82% during the past five-years while a $100 investment is worth approximately $41 today are also misleading because ISS is again measuring our CEO’s pay based on a stock price of $39.46. If our stock price was $39.46, then a $100 investment in the company would be worth $131, not the $41 that ISS provides in their report.

3.	ISS’ quantitative Pay-TSR methodology is also inappropriate because it compares us to the wrong peers.

Our Compensation Committee of the Board (“Compensation Committee”) reviews our compensation peer group annually and makes appropriate adjustments to the peer group based on our stage of development and our size. As discussed in our proxy statement, during 2011 we transitioned from a primary focus on the clinical development of Esbriet following the regulatory approval of Esbriet to a primary focus on establishing and initiating commercial operations in the European Union for Esbriet. As a result, in 2011, our Compensation Committee adjusted our peer group to focus on commercially-oriented companies at a similar stage of development to us. In particular, the Compensation Committee targeted as peers commercial biotechnology companies with market valuations comparable to us. At the time the Compensation Committee established our peer group, the Company’s market capitalization was at the 60th percentile of the peer group. Market capitalization, representing the investment community’s consensus view on a company’s stage of development and near-term revenue potential, is a critical metric for distinguishing between biotechnology companies that may look very similar from the perspective of revenues. In addition to market capitalization, the Compensation Committee also reviewed other relevant measures of company size including headcount, business complexity, and research and development portfolio in selecting the peer group. Compared to our disclosed peer group, our CEO’s 2011 pay was 1.13 times the median CEO pay based on the most recently available data reported by our peer group, a multiple that we find reasonable.

The GICS “comparator group” used by ISS to evaluate our pay-for-performance alignment is not an appropriate peer group because the ISS comparator group selection process primarily focuses on industry classification (based on the Standard & Poors GICS code system) and revenues. As discussed above, for a company at our stage of development, choosing peers based on revenues is inappropriate because it fails to recognize our near-term revenue potential whereas market capitalization is a more appropriate metric for selecting our peer group Based on the 200 day average market capitalization ending December 1, 2011 (ISS’ methodology for analyzing market capitalization), our market capitalization was at the 99th percentile of this ISS comparator group. ISS admits that this “revenue-centric methodology” is problematic for our case but fails to appropriately address this flaw in their analysis.

4.	ISS’ “qualitative” concerns about our pay and performance indicate an incomplete understanding of our business and compensation programs. The Company’s executive compensation programs and policies have not changed since last year’s annual meeting of stockholders, at which approximately 99% of the shares represented in person or by proxy supported such executive compensation programs and policies.

In its qualitative analysis, ISS raises issue with the “apparent disconnect” between our at-target cash bonus compensation and our flat revenues and decline in our stock price. These statements indicate ISS’ lack of understanding our business and the Company’s current stage of development. Our annual cash incentive awards were based on satisfying pre-established corporate goals as well as on meeting individual performance objectives. Due to the Company’s business stage in 2011, as primarily focused on the clinical development and achievement of regulatory approval and initiation of commercialization activities in the European Union for Esbriet, traditional measures of corporate performance, such as revenues, would not appropriately apply in reviewing performance of the Company. In particular, the substantial portion of our activities in 2011 was focused on building and establishing a commercial infrastructure in the European Union to support the commercial launch of Esbriet, which launch did not occur until September. Hence, there was no reasonable way to set a goal for sales for the period.

ISS also takes issue with the number of corporate goals under our cash program without reason. Our Board established a large number corporate objectives under our cash incentive program for 2011 in order to cover all critical areas of the Company’s performance. Despite the larger number of objectives, the majority of our CEO’s target bonus was tied to a more limited number of key regulatory and clinical and EU-related objectives, including:

•	Obtaining Marketing Authorization Application (MAA) approval of pirfenidone for the treatment of idiopathic pulmonary fibrosis by April of 2011;

•	Gaining agreement with the FDA of the study protocol for our Phase 3 study (ASCEND) on schedule;

•	Finalizing the EU pricing & reimbursement strategy for Esbriet;

•	Establishing an attractive price for the brand’s launch in Germany;

•	Enrolling the first patient in ASCEND in the US on schedule;

•	Achieving the targeted number of enrolled patients in ASCEND by the end of 2011; and

•	Launching Esbriet in Germany in September and achieve quantitative and qualitative metrics associated with a successful launch.

Finally, the discretionary bonuses we paid in 2011 were one-time extraordinary payments based on a retention program established two years prior to address concerns relating to our ability to retain executives’ following the receipt of a Complete Response Letter from the FDA requesting an additional clinical trial to support the efficacy of Esbriet in IPF patients, and our ensuing restructuring and layoffs in 2010. This program is not part of our on-going executive compensation programs and no additional retention payments will be made under the program.

5.

We are committed to compensation best practices. For 2012 we have lowered the target positioning of equity awards from the 60th percentile to the 50th percentile. Additionally, we are committed to tie a portion of our 2012 equity awards to the achievement of pre-established performance metrics.

During 2011, we benchmarked our cash compensation to between the 25th and 50th percentiles of our peer group and equity compensation to the 60th percentile. This structure put a considerable proportion of Mr. Welch’s annual compensation “at risk” and contingent on appreciation of the Company’s stock price, aligning his interests with our stockholders. As disclosed above, our peer group was thoughtfully selected based on commercially-oriented companies at a similar stage of development and market valuations which were similar to us (the Company’s market capitalization was at the 60th percentile of the peer group at the time it was selected and 2011 compensation decisions were made). Given the decrease in our market capitalization over the past year, the Compensation Committee has determined to lower the target positioning of 2012 equity compensation to the 50th percentile, which would represent an approximate 30% decrease in value transferred compared to last year’s awards. Additionally, for 2012, our Compensation Committee is committed to tie a portion of or 2012 equity awards to the achievement of pre-established performance metrics, further tying our executives’ compensation to our measurable performance.

IN LIGHT OF THE FOREGOING AND FOR THE OTHER REASONS STATED IN OUR PROXY STATEMENT, WE BELIEVE THAT A VOTE APPROVING, ON AN ADVISORY BASIS, OUR SAY-ON-PAY PROPOSAL IS WARRANTED. ACCORDINGLY, WE URGE YOU TO VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL 4).